UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/17/2004

RELIABILITY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-7092

TX	75-0868913
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

P.O. Box 218370, Houston, TX 77218-8370
(Address of Principal Executive Offices, Including Zip Code)

281-492-0550
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On December 17, 2004, Reliability Incorporated (the "Company") entered into a Loan Agreement (the "Credit Agreement") with Briar Capital, L.P. as further described in Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant, which is incorporated by reference in this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Credit Agreement consists of two components: a $1 million term loan (the "Term Loan") and a $1.9 million revolving credit loan (the "Revolver"). Both the Term Loan and the Revolver have an initial term of eighteen months and are renewable, subject to the satisfaction of certain terms and conditions, for an additional twelve month period. The Term Loan and the Revolver bear interest at 6% over the prime lending rate posted by Wells Fargo Bank, adjusted monthly, and the initial rate is the minimum rate that will be charged ("interest floor").

The Term Loan was funded at closing and requires monthly payments on a basis of a twenty year amortization, with a balloon at maturity. The Company pledged substantially all of its domestic assets as security under the Credit Agreement.

The Credit Agreement, notes for the Term Loan and Revolver and security agreements contain default provisions permitting the Lender to accelerate payment of the Loans.

The Company will use the proceeds of the Credit Agreement to fund its operations and expects to repay the borrowings from proceeds to be derived from the sale of real estate at its Houston headquarters complex.

Item 3.03.    Material Modifications to Rights of Security Holders

The Credit Agreement prohibits the Company from paying dividends.

Item 9.01.    Financial Statements and Exhibits

Exhibit 1.01 Loan Agreement with Briar Capital, L.P.

Exhibit 99.1 Press Release Announcing Loan Agreement

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

RELIABILITY INCORPORATED

Date: December 20, 2004.	By:	/s/ Carl V. Schmidt
Carl V. Schmidt
Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-1.01	Loan Agreement with Briar Capital, L.P.
EX-99.1	Press Release Announcing Loan Agreement